Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS APPROVED FOR TRADING ON NASDAQ CAPITAL MARKET
Company given until May 5, 2010 to meet listing requirements..

THE WOODLANDS, Texas – January 15, 2010   Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that Nasdaq has granted the Company until May 5, 2010 to meet the continued listing requirements of the Nasdaq Capital Market. Repros began trading on the Nasdaq Capital Market on January 14, 2010. Nasdaq noted the progress made by  Repros in resolving creditor debt, as well as the progress the Company has made in executing the plan to regain compliance that was presented to the Appeals Committee in December if the Company was allowed to move to the Nasdaq Capital Markets as part of its decision to allow the Company the additional time.

Joseph S. Podolski, President and CEO of Repros noted, “We are thankful that Nasdaq has approved our application to move to the Nasdaq Capital Market and granted us the additional time to gain compliance with its listing requirements. The ability to remain a Nasdaq listed Company allows us the greatest flexibility as we consider our financing options going forward. We believe that we will be able to gain compliance with the listing requirements by the May 5, 2010 date.”

In accordance with the decision of the Nasdaq Hearings Panel, Repros  has to meet all of the continued listing requirements of the Nasdaq Capital Market by May 5, 2010, or its securities will, in all likelihood, be delisted from The Nasdaq Stock Market promptly following such date.  A Company that has its Primary Equity Security listed on the Capital Market must continue to meet all of the requirements set forth in Rule 5550(a) and at least one of the Standards set forth in Rule 5550(b)..

(a) Continued Listing Requirements for Primary Equity Securities:

(1) At least two registered and active Market Makers, one of which may be a Market Maker entering a stabilizing bid;

(2) Minimum bid price of at least $1 per share;

(3) At least 300 Public Holders;

(4) At least 500,000 Publicly Held Shares; and

(5) Market Value of Publicly Held Shares of at least $1 million.

(b) Continued Listing Standards for Primary Equity Securities:

(1) Equity Standard: Stockholders' equity of at least $2.5 million; or

(2) Market Value of Listed Securities Standard: Market Value of Listed Securities of at least $35 million; or

(3) Net Income Standard: Net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal® can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.